Exhibit 99.1

APPIPHANY TECHNOLGIES ANNOUNCES THE APPOINTMENT OF RICHARD WARD OF BUENA VISTA RESOURCES AND CHAIRMAN EMERITUS OF NASPO TO THE APPIPHANY ADVISORY BOARD.

Salt Lake City, UT July 14th, 2016 (OTCBB – APHD)

Appiphany Technologies , an IP Risk Control Company that provides private enterprise with total, integrated brand protection solutions to prevent revenue loss from counterfeiting, product diversion and gray market activities, is pleased to announce to its shareholders the appointment Richard Ward to our Advisory Board. Richard is currently Principal and Managing Director of Buena Vista Resources a strategic and planning consulting group, specializing in security standard training and consulting. Richard is also Chairman Emeritus of NASPO (North American Security Products Organization)

Appiphany CEO Rob Sargent stated "This is exciting news for our team and our stakeholders. Richard has a long history working with global standards leader ISO (International Standards Organization), to assist in developing multiple standards for the print, security and packaging industries. His company, Buena Vista Resources, has a rich background of success and over the years, an impressive stable of clients. He also facilitates Risk Management Certification programs for NASPO, of which the Appiphany Risk Management team took part in. His guidance and experience will bring very focused strategies to our ongoing corporate development"

About Buena Vista Resources LLC

Buena Vista Resources (www.bvrsecurity.com) is a service business offering consulting in marketing, planning, strategies and tactical plans to companies in the document, identity and product protection industry wishing to enter new segments or expand within the security industry.  The business will network with other consulting entities to bring together high quality resources to offer these services.

In 2012 e-idtraining.com was added to the services that Buena Vista Resources offers. This online training service offers a number of courses in fraudulent document recognition and forensic document training.

About Appiphany Technology Holdings Corp.

Appiphany Technologies (IP Risk Control) (http://www.ipriskcontrol.com) commenced operations in June of 2009. The scope of the business was based around the use of new technologies in the consumer market. Appiphany has now completely diversified its offerings to deliver global "best of breed" products and technologies to bring complete holistic solutions to combat the annual $1.77 trillion dollar counterfeit and pirating of global goods. Diversifying its involvement in the various industries where technologies blend with entertainment. The evolution of the Company will be the expansion of our suite of products to include Brand Protection, Risk Management and Brand Integrity consultancy, Internet Monitoring as well as support services that will augment our current core software creation.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Appiphany's filings with the SEC, which may identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact Info:
http://www.ipriskcontrol.com
Rob Sargent
info@ipriskcontrol.com
+1-385-212-3295

SOURCE Appiphany Technology Holdings Corp